ChemPoint.com
199 Benson Road Middlebury, CT 06479	411 108th Ave NE Suite 1050 Bellevue, WA 98004

                             NEWS

CONTACTS:
Crompton Investors: Media: ChemPoint Media:	William Kuser Debra Durbin Alexis Carroll	(203) 573-2213 (203) 573-3005 (800) 485-9569

CROMPTON SIGNS AGREEMENT WITH CHEMPOINT.COM
TO BETTER SERVICE SMALL CUSTOMERS

MIDDLEBURY, CT & BELLEVUE, WA (Feb. 22, 2005) - As part of a focused drive to increase efficiencies, Crompton Corporation has signed a three-year agreement with ChemPoint.com, an "e-distributor" of specialty and fine chemicals, to distribute Crompton products to specialty chemical customers in North America.

Recent restructuring and streamlining have made it more effective for Crompton to partner with a distributor to ensure customers' needs are met effectively. After a thorough due diligence and selection process, Crompton selected ChemPoint as the exclusive channel partner for specific product lines in several business units. ChemPoint provides fast, responsive service to customers needing smaller quantities of specialty materials. ChemPoint also provides high-quality customer care, technical support and personalized service to this market segment. The agreement with ChemPoint enables Crompton to focus its resources on its strategic account base.

"This is a winning situation for everyone involved," said Crompton Chairman and CEO Robert L. Wood. "Our customers will receive dedicated service along with quality Crompton products; we will significantly reduce our costs; and ChemPoint will have a broader portfolio of products to offer the marketplace."

ChemPoint will purchase Crompton products in bulk and then sell the products to customers. This will reduce Crompton's costs as ChemPoint assumes the responsibility and expense of tracking and billing smaller orders. This also will enable Crompton to optimize production and reduce inventory. In addition, ChemPoint is committed to increasing both Crompton's market exposure and customer base.

"Crompton has undergone a number of changes over the past year. We are a new company, and we're doing things differently," Wood said.

"ChemPoint is honored to be adding Crompton to our portfolio of word-class supplier partners," said Chad Steigers, managing director for ChemPoint.com. "We are extremely impressed with Bob Wood, his leadership team and their vision for the future of Crompton. The product lines we will be working with are a great fit for our proven, innovative business model, and we understand precisely the role we need to play to complement and support Crompton's global strategy."

About Crompton:

Crompton Corporation, with annual sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

About Chempoint.com

ChemPoint.com (www.chempoint.com>www.chempoint.com) is the leading "e-distributor" of specialty and fine chemicals in North America, working in exclusive relationships for specific product lines with premier manufacturers. Based in Bellevue, Washington, ChemPoint provides its suppliers with marketing, sales, customer service and order fulfillment for targeted customer segments. ChemPoint is a fully owned subsidiary of Univar (Euronext Amsterdam: UNIVR), a global leader in chemical distribution. For more information, go to www.chempoint.com.

Crompton Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce the Company's debt levels, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.